Exhibit 99.1

DUNE ENERGY, INC. DISCLOSES NOTICE FROM NYSE AMEX

Houston, October 26, 2009 – Dune Energy, Inc. (the “Company”) (NYSE Amex: DNE) announced today, that on October 20, 2009, the Company received notice from the NYSE Amex (the “Exchange”) that it failed to comply with Section 301 of the NYSE Amex Company Guide (the “Company Guide”), that requires a listed company to obtain Exchange approval prior to issuing additional shares of a listed security. Such failure occurred as a result of the Company issuing shares of its common stock in connection with an unexpectedly large number of conversions of its senior redeemable convertible preferred stock during mid-September. Although the failure to have obtained prior listing approval for the issuance of such shares could jeopardize the Company’s continued listing status, based on the Company’s current listing status, the Exchange has determined to treat its notice as a warning letter pursuant to Section 1009(a)(i) of the Company Guide. The Company has subsequently filed an application with the Exchange seeking approval for the listing of additional shares of common stock underlying its convertible preferred stock. Approval of the application by the Exchange will remedy the deficiency noted in the warning letter.

On October 21, 2009, the Company received a second letter from the Exchange stating that it had regained compliance with respect to the Exchange’s continued listing requirements set forth in Sections 1003(a)(i), (ii) and (iii) of the Company Guide. The Exchange noted that the Company’s Plan Period will remain open until it has been able to demonstrate compliance with the continued listing requirements for two consecutive quarters. If the Company does not demonstrate compliance for two consecutive quarters and/or by the end of the Plan Period, June 15, 2010, the Exchange may initiate delisting procedures.

Until such time as the Exchange approves the Company’s application for the listing of additional shares as set forth above, the Company’s stock trading symbol will continue to be subject to the indicator “.bc” to denote its noncompliance.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,

+1-713-229-6300